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                                                                                                                      Exhibit 11


                                             CALCULATION OF PRIMARY EARNINGS PER SHARE
                                          (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                                      Three months ended                     Nine months ended
                                                         December 31,                           December 31,

                                                   1994                1993               1994                 1993
                                                   ----                ----               ----                 ----
Weighted average common shares
   and common share equivalents
   outstanding                               15,262,621           15,150,532        15,252,844           15,084,822

Net income                                       $6,130               $4,887           $17,744              $14,146

Earnings per share                                 $.40                 $.32             $1.16                 $.94
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